Exhibit 99.6

GrowGeneration Acquires The Assets Of Reno Hydroponics

DENVER, CO, Feb. 11, 2019  - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) the largest specialty retail hydroponic and organic gardening chain of stores, selling to both the commercial and home cannabis markets, with currently 22 locations, today announced it has acquired the assets of Reno Hydroponics. As an established leader in their market, Reno Hydroponics has been operating for over 10 years. The Reno store will be GrowGeneration’s 23rd location and its 2nd in Nevada.

Darren Lampert, Co-Founder and CEO, said, “Reno becomes GrowGen’s 2nd location in Nevada and the company’s 23rdstore. As a recreational legal market, Reno is a prime area for GrowGen, with an increasing number of dispensaries and cultivators.  We continue to enter markets, where the cultivation laws are conducive to growing, and where GrowGen can strategically locate its operations, in areas where there are a high concentration of growers. Our growth plan is working”

Reno Market Overview:

●	There are roughly 50 Legal Cannabis Establishments within 100 square miles of Reno. They include dispensaries, cultivation facilities, and product testing labs

●	Cannabis sales in Nevada totaled around $500M+ over the past year and the state has collected more than $70M in tax revenue

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 23 stores, which include 6 locations in Colorado, 7 locations in California, 2 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, and 1 location in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

SOURCE GrowGeneration